March 28, 2018

The Gabelli Utility Trust

One Corporate Center

Rye, New York 10580

Ladies and Gentlemen:

Re: The Gabelli Utility Trust

We have acted as special Delaware counsel for The Gabelli Utility Trust, a Delaware statutory trust (the “Trust”), in connection with the matters contemplated by the Registration Statement (as defined below). At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Declaration of Trust, dated as of February 25, 1999, entered into by the trustee of the Trust named therein,

(b)	The Third Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of February 16, 2011, among the trustees of the Trust named therein (the “Declaration of Trust”);

(c)	The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 25, 1999, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on May 28, 1999, and as further amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on October 17, 2007 (as amended, the “Certificate of Trust”);

The Gabelli Utility Trust

March 28, 2018

(d)	The Trust’s Registration Statement on Form N-2, as amended and supplemented (the “Registration Statement”), including a prospectus supplement to the prospectus (and the statement of additional information incorporated by reference therein) dated as of March 28, 2018, with respect to the issuance by the Trust of transferable rights (the “Rights”) to purchase common shares of beneficial interest in the Trust (the “Shares”) filed with the Securities and Exchange Commission on or about the date hereof ;

(e)	The By-laws of the Trust as amended to the date hereof (the “By-Laws”);

(f)	Copies of certain resolutions (the “Resolutions”) adopted by the Trustees of the Trust with respect to the approval of the offering of the Rights and the issuance of the Shares, which Resolutions were attached to a certificate of the Secretary of the Trust, dated as of the date hereof;

(g)	A form of Subscription Certificate evidencing the Rights;

(h)	The Instrument of Designation of Rights; and

(i)	A Certificate of Good Standing for the Trust, dated March 23, 2018 obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

With respect to all documents examined by us, we have assumed, when the Shares are issued, (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Declaration of Trust, the By-laws, the Instrument of Designation of Rights and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person

The Gabelli Utility Trust

March 28, 2018

to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Declaration of Trust, the Instrument of Designation of Rights, the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Declaration of Trust and the Resolutions and as contemplated by the Registration Statement (including as to the aggregate number of Shares to be issued); (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time and (ix) that none of the Rights or Shares will be issued to a Principal Shareholder. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents, except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Rights have been duly authorized for issuance, and when issued, will constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, dissolution, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) judicial imposition of an implied covenant of good faith and fair dealing.

3. The Shares of the Trust to be issued upon exercise of the Rights have been duly authorized and, when issued will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

The Gabelli Utility Trust

March 28, 2018

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/KAC